JPMORGAN CHINA REGION FUND, INC.

FOR IMMEDIATE RELEASE

Contacts:

Simon Crinage, President and Interested Director

Lucy Dina, Secretary

Telephone: +44 20 7742 4000

Email: lucy.j.dina@jpmorgan.com

Website: http://www.jpmchinaregionfund.com

JPMORGAN CHINA REGION FUND, INC.

SUSPENSION OF POTENTIAL MERGER NEGOTIATIONS

September 20, 2016

BOSTON, MA, JPMorgan China Region Fund, Inc. (‘JFC’ or the ‘Fund’) announced today that, following discussions between its Board and the Board of Korea Equity Fund, Inc. (‘KEF’), the Boards had mutually agreed to suspend discussions announced on July 19, 2016 concerning a potential merger. The discussions were suspended based on the mutual conclusion that the shareholder approval and appraisal requirements of the Maryland Business Combination Act created significant uncertainties concerning the successful consummation of the contemplated transaction. The Board of JFC will continue to consider alternatives to the merger, including seeking other merger partners, that are in the best interest of the Fund and its shareholders.

The Fund is a non-diversified, closed-end management investment company whose shares are traded on the New York Stock Exchange. The Fund trades under the symbol “JFC.”

The Fund seeks to achieve long-term capital appreciation through investments primarily in equity securities of companies with substantial assets in, or revenues derived from, the People's Republic of China, Hong Kong, Taiwan and Macau—collectively, the China Region.

Copies of the documents filed with the SEC by the Fund are available free of charge on the Fund’s internet website at http://www.jpmchinaregionfund.com

JPMorgan Fund Services, in Boston, MA is the Fund’s accounting and administrative agent.

This release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of Fund securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Investing involves risk and it is possible to lose money on any investment in the Fund. Past performance is no guarantee of future returns.

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